AeroCentury Corp. Announces Update Regarding Revolving Credit Facility
November 1, 2019
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Toni Perazzo
Chief Financial Officer
(650) 340-1888

AeroCentury Corp. Announces Update Regarding Revolving Credit Facility

BURLINGAME, California, November 1, 2019 -- AeroCentury Corp. (NYSE American: ACY) (the “Company”), an independent aircraft leasing company released information regarding the impact of recent events on the Company’s revolving credit facility and the path forward for the Company.

In late September 2019, the Company terminated the leases for, and repossessed, three aircraft on lease to a European passenger airline due to the carrier’s continuing substantial lease payment defaults. The early termination of the three leases caused the Company to fall out of compliance with the required borrowing base covenant as of the September 30, 2019 measuring date (the “Borrowing Base Noncompliance”) under its revolving credit facility agreement (the “Loan Agreement”) with MUFG Union Bank, NA, as agent (“MUFG”) and the other participating lenders (such lenders and MUFG referred to as the “Lenders”). On October 28, 2019, the Company entered into a Forbearance Agreement (the "Forbearance Agreement") with the Lenders with respect to the Borrowing Base Noncompliance. The Forbearance Agreement is described in a Current Report on Form 8-K report filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) today, and available on the SEC’s Edgar website as well as the Company’s website, which report includes the full text of the agreement as an exhibit. The Forbearance Agreement provides that the Lenders temporarily forbear from exercising default remedies under the Loan Agreement for the Borrowing Base Noncompliance and certain other potential defaults under the Loan Agreement as specified in the Forbearance Agreement (collectively the “Specified Defaults”). The Forbearance Agreement will be in effect until November 13, 2019 (the “Forbearance Period”), unless defaults other than Specified Defaults occur under (i) the Loan Agreement, (ii) any term loan indebtedness of the Company’s special purpose subsidiaries, or (iii) the Forbearance Agreement itself.

During the Forbearance Period, the Company intends to formulate a plan to address the non-compliance with its Loan Agreement covenants and negotiate a longer term amendment with its existing Lenders to address covenant compliance in the Loan Agreement. The Company has engaged B. Riley FBR as its investment banking advisor to assist in analyzing various strategic financial alternatives to address its capital structure, including strategic and financing alternatives to restructure its indebtedness and other contractual obligations.

There can be no assurance that this review will result in any particular outcome, or that the Company will succeed in obtaining a longer term amendment referred to above.

“The Company remains fully able to make its required payments of interest under the credit facility and meet all its other financial obligations to its other creditors. We are hopeful that the Company and its credit facility lenders will be able to quickly come to an agreement on a course of action that will give the Company the time and ability to resolve its noncompliance with the credit facility agreement financial covenants in due course,” said Michael Magnusson, President of the Company. “We chose B. Riley FBR as our advisors because of their wide range of expertise in loan restructuring, debt and equity placements, recapitalizations and asset sales. We will look at all of these options when formulating the Company’s plan going forward. I am confident that, with the help of B. Riley FBR, the Company will be able to present a robust plan for recovery from this financial setback that will not only resolve the noncompliance under the credit facility, but will also put the Company in a place we believe is well-positioned for the future.”

This press release contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements that are purely historical are forward-looking statements. Forward-looking statements in this press release include, without limitation, statements that (a) the Company intends to formulate a plan to regain compliance with its Loan Agreement covenants and negotiate a longer term amendment with the Lenders to address covenant compliance in the Loan Agreement; (b) the Company remains fully able to make its required payments of interest under the credit facility and meet all its other financial obligations to its other creditors; (c) the Company and its credit facility lenders will be able to quickly come to an agreement on a course of action that will give the Company the time and ability to resolve its noncompliance with the credit facility agreement financial covenants in due course; and (d) the Company will be able to present a robust plan for recovery from this financial setback that will not only resolve the noncompliance under the credit facility, but will also put the Company in a place that is well-positioned for the future.

The Company's beliefs, expectations, forecasts, objectives and strategies for the future are not guarantees of future performance or events and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including but not limited to (a)  inability to reach an agreement with the Lenders regarding the Company’s plan of covenant compliance recovery and any related amendments to the Loan Agreement in a timely manner, on terms favorable to the Company, or at all: (b) inability to fully execute any such plan, including without limitation, challenges and risks associated with sourcing and raising additional capital; (c) fluctuations and other risks associated with the Company’s cash flows, which could impact it ability to make required payments under its debt instruments and meet its other capital obligations; (d) the occurrence of unanticipated events that cause further defaults under the Loan Agreement.   The forward-looking statements in this press release and the Company's future results of operations are subject to additional risks and uncertainties set forth under the heading "Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors that May Affect Future Results and Liquidity" in documents filed by the Company with the SEC, including the Company's quarterly reports on Form 10-Q and the Company's latest annual report on Form 10-K, and are based on information available to the Company as of the date hereof and speak only as of such date. The Company does not intend, and assumes no obligation, to update any forward-looking statements made in this press release, except as required by applicable law. For these reasons, readers are cautioned not to place undue reliance on forward-looking statements.

This press release makes reference to the SEC’s EDGAR website and the Company’s website. Those references are inactive textual references, and the contents of those websites are not incorporated into this press release.

About AeroCentury: AeroCentury is an independent global aircraft operating lessor and finance company specializing in leasing regional jet and turboprop aircraft and related engines. The Company's aircraft and engines are leased to regional airlines and commercial users worldwide.